Exhibit 10.1
May 5, 2025

Jack Hartung
President and Chief Strategy Officer
Chipotle Mexican Grill, Inc.

Dear Jack,

We are appreciative of your agreement to delay your retirement, which originally was planned for March 31, 2025, to help ensure a smooth transition of leadership at Chipotle. Further to our discussions, I am pleased to confirm the changes to the terms of your employment with Chipotle as you move toward retirement:
1. Change in Role. Effective on June 1, 2025, you will relinquish your current position as President and Chief Strategy Officer and will continue your employment with Chipotle in a new non-executive officer position as Senior Advisor. As Senior Advisor, you will continue to report to Scott Boatwright, Chief Executive Officer, and will provide advice to him and to other Chipotle executives on various aspects of Chipotle’s business, finances and strategy.
2. Retirement Date. You have notified us of the new date of your retirement from Chipotle, which is March 6, 2026 (“Retirement Date”), so your employment with Chipotle will terminate on the Retirement Date. As a condition to receiving “Retirement” treatment for your outstanding equity awards, you are required to comply with the provisions in the award agreements governing your equity awards, which include executing a release agreement in a form satisfactory to Chipotle. In the event that Chipotle accelerates the Retirement Date, other than for reasons that would constitute “Cause” as defined in the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan, you will be eligible to exercise up to 24 weeks of sabbatical leave pursuant to the sabbatical benefit offered by the Company, for which you are eligible due to your long tenure with Chipotle; provided, however, that your sabbatical leave cannot extend your retirement beyond March 6, 2026. Any sabbatical leave that you are not able to use before the Retirement Date shall be forfeited and not paid out to you.
3. Senior Advisor Compensation. Beginning June 1, 2025, the details of your compensation as Senior Advisor will be as follows:
a.)Your new annual base salary will be $200,000.00.
b.)You will be eligible to participate in Chipotle’s U.S. Restaurant Support Center annual incentive plan (“RSC AIP”) with a bonus target (as a % of base salary) of 25%. Your AIP payout for 2025 will be prorated based on your time in the Senior Advisor role, during which you will participate in the RSC AIP, and your time in the President and Chief Strategy Officer role, during which you participated in the Officer Annual Incentive Plan. Please refer to the AIP plan documents for more information.

c.)You will no longer be eligible for benefits that are available only to executive officers of Chipotle, including the gym allowance, annual executive physical (for you and your spouse), and financial/tax planning reimbursement.

d.)All other benefits and compensation remain unchanged.

4. Insider Trading Policy. Although you will no longer be an executive officer of Chipotle beginning June 1, 2025, you will remain an “insider” of Chipotle and will continue to be subject to Chipotle’s Insider Trading Policy, including Chipotle’s quarterly no-trade periods and trade pre-clearance requirements, until the Retirement Date.
5. Waiver of “Good Reason” Claim. Your transition from an executive officer position to a non-executive officer employee position has been mutually agreed to by you and Chipotle and is mutually beneficial to both parties. As a condition to such transition, Chipotle requires that you sign a waiver and release of any potential claims you may have that you have experienced a “Qualifying Termination” or that you are entitled to resign from Chipotle for “Good Reason,” as such terms are defined in various Chipotle compensation and benefit plans, in the form approved by Chipotle.
We recognize that you retain the option, as does Chipotle, to end your employment at any time, with or without notice or cause. In other words, your employment with Chipotle remains at will, and neither this letter nor any oral or written representations may be considered a contract for any specific period of time.
We look forward to continuing our working relationship with you in this new role. If you have any questions, please feel free to contact me directly.

Sincerely,

/s/ Ilene Eskenazi
Chief Human Resources Officer

Acknowledgement and Acceptance
I have read, understand, and hereby agree to the terms of this letter.

/s/ Jack Hartung

Date signed: May 5, 2025

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